FOR IMMEDIATE RELEASE

American Realty Capital Properties Completes Acquisition of American Realty Capital Trust III

Merger Creates One of the Largest Publicly-Traded Net Lease REITs in the U.S.

ARCP to Ring NASDAQ Closing Bell March 1, 2013

NEW YORK –February 28, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today announced the closing of its previously announced transaction to acquire American Realty Capital Trust III, Inc. (“ARCT III”). As previously announced, the merger was unanimously approved by both companies’ boards of directors and was approved by both companies’ stockholders at their respective special meetings held on February 26, 2013.

As a result of the merger, ARCP’s NASDAQ listing will be transferred to the larger NASDAQ Global Select Market and its common stock will continue to trade under the ticker symbol ‘ARCP’ starting at market open on February 28, 2013. To commemorate the closing of the merger and to celebrate the newly combined company, ARCP will ring the closing bell at the NASDAQ Marketsite Studio in Times Square at 4:00p.m. ET on March 1, 2013.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP, referring to the merger, said, “We are very pleased to have completed this transformative transaction between ARCP and ARCT III, which combines the best aspects of both companies’ investment strategies, enabling us to solidify our unique competitive position in the net lease sector. ARCP will provide our investor base with principal protection, durable income and outsized growth potential. With continuing guidance from the proven management team that built both of these companies, in addition to our experienced board of directors who have been with us since we bought our first properties, we look forward to taking advantage of the significant opportunities ahead in the net lease sector in order to maximize value for our stockholders.”

Pursuant to the terms of the merger agreement, each outstanding share of ARCT III was converted into a right to receive, at the election of each ARCT III stockholder, either: (i) 0.95 of a share of common stock of ARCP; or (ii) $12.00 in cash. Elections to receive cash were made with respect to approximately 29.2 million shares of ARCT III common stock, or approximately 16.5% of the outstanding shares.

Pro forma for the merger, ARCP will have a total enterprise value of over $3.1 billion and will be one of the largest publicly-traded net lease REITs and one of the largest publicly-traded REITs in the U.S. This successful combination enhances ARCP’s real estate portfolio quality, further diversifies its asset base and creates a net lease portfolio with high credit quality tenants of long-term and mid-term lease durations.

ARCP’s significantly increased enterprise value of $3.1 billion offers the potential to lower the cost of its equity and debt capital, positions it for future MSCI and Russell Index inclusions and moves it closer to achieving an investment grade credit rating. ARCP expects to realize $48.0 million in operating cost savings over a five-year period.

Earnings Guidance

ARCP is reaffirming previously issued preliminary pro forma 2013 and 2014 adjusted funds from operations (“AFFO”) guidance post-merger. ARCP’s AFFO is expected to range between $0.91 and $0.95 per share (fully diluted) in 2013. ARCP’s AFFO is expected to range between $1.06 and $1.10 per share (fully diluted) in 2014.

Dividends

ARCT III stockholders who elected to receive common stock in ARCP received an increase of $0.20 per share to their current annualized distribution, reflecting ARCP’s annualized rate of $0.90 per share, beginning with the March dividend.

As previously disclosed, ARCP’s board of directors authorized, and ARCP declared, its fifth consecutive quarterly increase to its annualized dividend. The annual dividend rate per share increased by $0.005, from $0.895 to $0.900 per annum, and began accruing on February 9, 2013. This new annualized dividend will be paid monthly to stockholders of record at the close of the 8th day of the month, payable on the 15th of the month. Accordingly, on March 15, 2013, ARCP will pay a dividend of $0.07500 per share to its stockholders of record at the close of business on March 8, 2013.

Transfer of Shares

ARCT III stockholders who elected to receive ARCP shares will receive ARCP shares at a rate of 0.95 ARCP share per ARCT III share. The transfer of ARCT III stockholders’ shares to ARCP’s current transfer agent, Computershare, Inc., is expected to be completed 1 to 3 business days following the close of the merger. Once ARCT III stockholders’ shares are transferred to Computershare, each shareholder will have the option to hold those shares with the transfer agent or transfer the shares to a brokerage account of their choice. The newly issued ARCP shares received by ARCT III stockholders are eligible to begin trading on March 1, 2013.

Post-Merger Portfolio Information

Upon closing, ARCP will consist of 692 freestanding commercial properties, net-leased to 49 primarily investment grade rated and other credit tenants, totaling approximately 16.4 million square feet located in 44 states and Puerto Rico. The portfolio will operate in 20 distinct industries and will have an average remaining lease duration of 11.5 years. Approximately 79% of the anticipated lease revenue will be generated by investment grade and other credit tenants. ARCP’s current portfolio leverage is 24% of its enterprise value. New acquisitions thus far in 2013 total an aggregate base purchase price of $212.2 million. An additional $140.0 million of acquisitions have been placed under contract and are expected to close within 60 days. ARCP should exceed its estimated target of $400 million of new acquisitions before the end of 2013. More detailed information on the portfolio can be found in ARCP’s presentation that was filed today.

ARCP’s New Board of Directors

In connection with the closing of the merger, Robin A. Ferracone and David Gong, two members of the respective ARCP and ARCT III boards, stepped down from their board positions. Both companies value the contributions of both Ms. Ferracone and Mr. Gong while serving on their respective boards.

ARCP has appointed three new board members, which include Governor Edward G. Rendell, Scott J. Bowman and William M. Kahane, each of whom brings significant expertise and fresh perspectives to the ARCP board. The new directors will join current board members Leslie D. Michelson, Dr. Walter P. Lomax, Jr., Edward M. Weil, Jr. and Chairman Nicholas S. Schorsch, further strengthening the insight and acumen of the ARCP board of directors.

Appointment of Brian D. Jones as Chief Operating Officer

Also in connection with the closing of the merger, Brian D. Jones was named Chief Operating Officer of ARCP, replacing Mr. Weil. Mr. Weil will continue to serve as President, Treasurer and Secretary of ARCP. Mr. Jones previously served as the Chief Financial Officer and Treasurer of American Realty Capital Trust, Inc. from its internalization in March 2012 until the close of its merger with Realty Income Corporation in January 2013. Mr. Jones has over 18 years of experience in advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Stock Market that qualified as a real estate investment trust for the year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on ARCP's website at www.arcpreit.com.

Funds from Operations and Adjusted Funds from Operations

ARCP considers funds from operations (“FFO”) and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses useful indicators of the performance of a real estate investment trust (“REIT”). Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, ARCP believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCP believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCP believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, ARCP believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market volatility, unexpected costs or unexpected liabilities that may arise from the transaction; the inability to retain key personnel; continuation or deterioration of current market conditions; whether or not ARCP common stock will be included in REIT and public exchange indices; uncertainty regarding the level of demand for ARCP common stock that inclusion in such indices would generate; future regulatory or legislative actions that could adversely affect ARCP; and the business plans of the tenants of ARCP. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Investors:

Brian S. Block

AR Capital, LLC

Ph: (212) 415-6500

Media:

Tony DeFazio

Diccicco Battista Communications

Ph: (484)342-3600